Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

SPAR GROUP, INC., Plaintiff, v. ROBERT G. BROWN and WILLIAM H. BARTELS, Defendants.	: : : : : : : : :	C.A. No. 2018-0650-TMR

Verified amended Complaint1

Plaintiffs, SPAR Group, Inc. (“SGRP” or the “Company”), brings this action in order to obtain declaratory and injunctive relief regarding certain proposed amendments to the corporate bylaws of SGRP that have been proposed and attempted (via written consent) by two stockholders, Robert G. Brown (“Brown”) and William H. Bartels (“Bartels,” and together with Brown, “Defendants”), who together hold a controlling interest in the common stock of SGRP.

INTRODUCTION

1.     This litigation is necessary because the Defendants—one a director of the Company and together the controlling stockholders of SGRP, holding approximately 59% of its publicly-traded shares—are attempting to entrench their control over the Company and the Board of Directors (the “Board”) of SGRP so that they can improperly divert to themselves Company resources, through, among other things, (a) invalid reimbursement demands under terminated contracts, (b) efforts to shift the costs of Defendants’ labor practices in managing their own companies onto SGRP through invalid indemnification claims, (c) an exorbitant “retirement” package demanded by Brown, (d) evasion of the return of $675,000 of Cash Collateral advanced by SGRP for insurance, and (e) reimbursement of unauthorized and dubious expenses related to SGRP’s acquisition of its Brazilian affiliate now totaling approximately $190,000.

1 Pursuant to Court of Chancery Rule 15(aa), a black lined copy of the Verified Amended Complaint as compared to the Verified Complaint is attached hereto as Exhibit 1.

2.     Defendants are attempting to entrench themselves though the appointment of a hand-selected director to the Board and the unilateral modification of SGRP’s Amended and Restated By-Laws (the “By-Laws”) through amendments that serve no purpose other than to advance the interests of the Defendants at the expense of the Company and its minority stockholders. While the amendments to the Bylaws may be technically permissible, their effect is clearly inequitable. Moreover, Brown and Bartels, acting in concert, are controlling stockholders of SGRP, and their efforts to stack the Board and extract Company assets for their own personal benefit constitutes a breach of the duty of loyalty owed by Brown and Bartels to the Company.

3.     Relief from this Court is necessary because Defendants’ actions will immediately and irreparably harm the Company, first, by undermining the Board’s independence, second, by permanently entrenching the Defendants or their appointees on the Board, and third, by allowing Defendants to use their control over the Board to use the Company and its assets for their personal benefit and to the detriment of the Company and its minority stockholders.

THE PARTIES

4.     Plaintiff SGRP, a Delaware corporation that is publicly traded on the Nasdaq Stock Market (“Nasdaq”) under the symbol “SGRP,” is an international merchandising and marketing services company with its principal executive office at 333 Westchester Avenue, Suite 204, White Plains, New York 10604, and its principal operating office in Auburn Hills, MI. As of June 30, 2018, SGRP had 20,680,717 common shares issued and outstanding.

5.     Defendant Brown individually is the beneficial owner of 6,916,918 shares of SGRP’s publicly traded common stock, or approximately 33.45% of the issued and outstanding common stock of SGRP. Brown was Chairman of the Board and an officer of SGRP through May 3, 2018, when he retired and was succeeded as a director by his nephew, Peter W. Brown. Brown also was Executive Chairman of SGRP from 1999 through 2013, and from 1999 to 2007 he was the Chief Executive Officer and President of SGRP.

6.     Defendant Bartels individually is the beneficial owner of 5,289,693 shares of SGRP’s publicly traded common stock, or approximately 25.58% of the issued and outstanding common stock of SGRP. Bartels is also Vice Chairman of the Board and an officer of SGRP, both as the Vice Chairman of the Board and has responsibility for mergers and acquisitions, and has held those positions since 1999.

7.     Defendants Brown and Bartels together are the beneficial owners of 12,206,611 shares of SGRP’s publicly traded common stock, or approximately 59% of the issued and outstanding common stock of SGRP and form a controlling group of stockholders in SGRP as acknowledged in their individual filings with the U.S. Securities and Exchange Commission (“SEC”).

8.     As of June 29, 2018, the Board of Directors (the “Board”) of SGRP included Bartels and non-parties Peter W. Brown (Brown’s nephew), Christiaan M. Olivier (the Chief Executive Officer and President of SGRP), Arthur B. Drogue (Chairman of the Board), Jack W. Partridge, Lorrence T. Kellar (“Kellar”), and R. Eric McCarthey (“McCarthey”). In accordance with applicable law and its Charter, SGRP’s Governance Committee determined (as each joined the Board and as recently as this year) that Messrs. Drogue, Partridge, McCarthey and Kellar are all independent directors.

9.     On June 29, 2018 and July 5, 2018, the Company received consents signed only by the Defendants purporting to elect Jeffrey Mayer (“Mayer”) to the Board and remove Mr. Kellar from the Board. SGRP’s Governance Committee did not nominate or support Mr. Mayer and has determined that Mayer cannot be considered independent. Mayer’s appointment to the Board would become effective under SEC Rules twenty days following delivery of the definitive information statement to all stockholders in accordance with SEC rules giving the required notice of the non-unanimous written consents by the Defendants.

JURISDICTION

10.     This Court has jurisdiction over this action pursuant to 10 Del. C. § 341, empowering it to hear “all matter and causes in equity.” This Court also has jurisdiction over this action pursuant to 8 Del. C. § 111(a)(1), which establishes jurisdiction in the Court of Chancery to hear “[a]ny civil action to interpret, apply, enforce or determine the validity of the provisions of … [t]he certificate of incorporation or the bylaws of a corporation,” and pursuant to 8 Del. C. § 111(b) to hear “[a]ny civil action to interpret, apply or enforce any provision of [the Delaware General Corporation Law]….”

11.     This Court has personal jurisdiction over Brown because (i) he is—in conjunction with Bartels—acting as a controlling stockholder who has supplanted the Board and, therefore, owes a fiduciary duty of loyalty to the Company and its minority stockholders and is subject to 8 Del. C. § 3114(a) and (ii) he is engaged in a conspiracy with Bartels—who, as an officer, director and controlling stockholder of SGRP, owes fiduciary duties to the Company—the object of which is to entrench Defendants’ control over the Company and the Board and to divert Company resources to Defendants for their personal benefit, in breach of the duty of loyalty owed by Bartels, as an officer and director, to the Company.

12.     This Court has personal jurisdiction over Bartels pursuant to 8 Del. C. § 3114(a) because (i) he is—and has been since 1999—an officer and director of SGRP who owes a fiduciary duty of loyalty to the Company, (ii) he engaged in the conduct alleged herein while an officer and director of SGRP, and (iii) the conduct alleged herein constitutes a breach of Bartels’ duty of loyalty owed to the Company as an officer and director. Additionally, at all times relevant hereto, Bartels has been actively engaged in a conspiracy with Brown, the object of which is to entrench Defendants’ control over the Board and divert Company resources to Defendants for their personal benefit, in breach of the duty of loyalty owed by Bartels to the Company and its minority stockholders.

BACKGROUND

A.           The Formation of SGRP and Defendants’ Long-Standing Control

13.     On July 8, 1999, PIA Merchandising Services, Inc. (“PIA”), a publicly-traded company, merged with SPAR Acquisition, Inc. and its subsidiaries (the “SPAR Companies”), privately-held companies owned by Defendants. PIA changed its name to SPAR Group, Inc., and the surviving entity was SGRP, the plaintiff herein. As a result of the merger, approximately 70% of the common stock of SGRP was owned by the Defendants. Brown became the Chairman of the Board of SGRP, as well as its Chief Executive Officer and President. Bartels became the Vice Chairman of the Board.

B.           The Relationship Between SGRP and Defendants’ Companies

14.     Through its wholly owned subsidiary, SPAR Marketing Force, Inc. (“SMF”), SGRP executes the services it provides to its domestic clients primarily through field merchandising, auditing, assembly, and other field personnel (each a “Field Specialist”), and administers those services through local, regional, district, and other personnel (each a “Field Administrator”).

15.     Prior to July 27, 2018, substantially all of the Field Specialists were provided by SPAR Business Services, Inc. (“SBS”).2 Defendants Brown and Bartels are the sole stockholders of SBS.

16.     Prior to July 31, 2018, substantially all of the Field Administrators were provided by SPAR Administrative Services, Inc. (“SAS”).3 Defendants were the sole stockholders of SAS until late 2014, and thereafter the stockholders of SAS were Bartels, Peter W. Brown and other parties related to Brown and his family. Peter W. Brown, Brown’s nephew, was an employee of SAS and is a director of the Company.

2 Formerly known as SPAR Marketing Services, Inc., and SMS.

3 Formerly known as SPAR Management Services, Inc., and SMSI.

17.     SGRP (through SMF) was a party to a Field Service Agreement with SBS dated as of January 1, 1999, which was made pre-merger by the SPAR Companies with SMF and was approved by PIA as part of the merger, and SAS originally performed its services of providing Field Specialists pursuant to that Agreement. SGRP entered into restated agreements on substantially similar terms (including the cost plus 4% markup) with SBS pursuant to an Amended and Restated Field Service Agreement (dated January 1, 2004, amended in 2011) and with SAS pursuant to an Amended and Restated Field Management Agreement (dated January 1, 2004) (together, the “Prior Agreements”).

18.     In 2014, SGRP gave notices to SBS and SAS electing to not renew the Prior Agreements in accordance with their terms, and after several extensions to permit further negotiations on amended rates and terms, the Prior Agreements expired by their terms on November 30, 2014.

19.     Each of the Prior Agreements required that SGRP pay SBS and SAS on a “Cost Plus Fee” basis, whereby SGRP paid SBS and SAS for their costs of providing reimbursable services to SGRP plus a fixed percentage (4%) of reimbursable expenses.

20.     On September 1, 2012, SGRP acquired its Atlanta-based subsidiary, National Merchandising Services, LLC (“NMSLLC”). At that time, NMSLLC entered into a Field Services Agreement with National Merchandising of America, Inc. (“NMA”), providing for reimbursement of their approved costs of providing Field Specialists and Field Administrators to SGRP (through NMSLLC) plus a fixed percentage fee of 2% of those reimbursable expenses. Having successfully negotiated an arrangement with better terms than those it had with either SBS or SAS, SGRP’s management and Audit Committee then began asking for a reduction in the SBS and SAS 4% cost plus fees, citing NMA’s ability and willingness to do the same services for a cost plus fee of 2% of reimbursable expenses.

21.     After years of negotiations, on June 14, 2016, SMF and SAS entered into a new Field Administration Agreement (the “SAS Agreement”), which replaced the Prior Agreement with SAS, reduced its cost plus fee to 2% of reimbursable expenses and established budget and approval processes for reimbursable expenses.

22.      The cost recorded by SGRP for the expenses of SAS and SBS under their “Cost Plus Fee” arrangements was $15.6 million for the six months ended June 30, 2018 , and $30.1 million for the 12 months ended December 31 , 2017.

C.           Failed Negotiations with SBS

23.     SGRP believed that, through a combination of the cost plus markups (both then 4%) and insurance reimbursements, SBS and SAS received over $1,000,000 per year of net economic benefits from providing their services to SGRP (whether or not reflected in their invoices or reported “profits”), and a reduction in those net economic benefits would have produced a significant savings to SGRP. SGRP therefore began negotiations in 2014 with SBS to update their service agreement and reduce those related-party expenses (with a goal of saving half). The negotiations dragged on over the course of several years regarding (among other things) the net cost of using SBS (i.e., achieving actual savings) and Brown’s insistence that SGRP reimburse any and all expenses incurred by SBS, which Brown believed always to be in the best interest of SGRP if Brown made that determination, including (without limitation) legal expenses (and in later years) a salary to Brown.

24.     Kellar, who then was Chairman of the Board’s Audit Committee (the “Audit Committee”), was asked by the Board to mediate an acceptable solution between SBS and SGRP. Eventually, Brown agreed with Kellar to reduce SBS’s markup from 4% to 2.97% in return for other changes that, when combined, resulted in no economic savings for or benefit to SGRP. SBS flatly refused to confirm that its reimbursable expenses are related party transactions subject to review and approval by the Company or its Audit Committee, even though such review and approval is required under Section 2.1 of the Audit Committee’s Charter and under Items 404(b) and 407 of Regulation S-K (17 C.F.R. §§ 229.404 and 229.407), Nasdaq listing rule 5630 and Section 144(a) of the Delaware General Corporation Law (“DGCL”).

25.     No progress was ever made toward obtaining any actual savings for SGRP or toward limiting SBS’s reimbursable expenses to an approved budget, no new services agreement was ever reached, and Defendants continued to collect approximately $4 million in total over the past four years.

26.     As discussed further below, SBS has been the subject of numerous lawsuits challenging its classification of the Field Specialists it provides as independent contractors rather than employees. SGRP and its Board became increasing concerned over SBS’s litigation exposure and ability in the future to successfully operate and provide the necessary Field Specialists.

27.     During SGRP’s negotiations, Brown’s solution—proposed on a number of occasions—was to close down SBS and start a new related party provider to conduct business and charge SGRP in the same way, often referred to as “SBS 2”. When sgrp rejected using an “SBS 2”, Defendants repeatedly urged SGRP to engage another related party owned (at least in part) by Peter W. Brown (Brown’s nephew, now an SGRP director, who is not considered independent due to his relationship with Brown and SAS), on the same terms as SBS. However, the independent directors and SGRP’s management declined to enter into yet another related-party transaction with entities controlled by Defendants.

D.           Defendants’ Efforts to Remove Kellar from the Board

28.     Shortly after the non-economic changes produced by the mediation went into effect, the Defendants began their efforts to remove Kellar from the Board. When that did not happen, the Defendants lobbied to remove Kellar as Chairman of the Audit Committee (despite his qualifications), and that eventually came to pass when Mr. Eric McCarthey joined the Board in 2015 and became Chairman of the Audit Committee in 2016. However, the Defendants continued to demand Kellar’s removal from the Board.

29.     Mr. Kellar agreed to retire at the end of the Board meeting on May 3, 2018, in order to create a vacancy for the appointment of Mr. Carl Lee (“Lee”) as his successor independent director. Brown also was retiring, and the meetings were extremely contentious, with Brown arguing for an award of “retirement” benefits to him that were greater than the compensation paid to SGRP’s CEO and unprecedented in the view of the compensation consultants retained by the Board’s Compensation Committee. Brown also demanded access to SGRP’s SEC reports before their filing and argued against the mediation described above.

30.     Lee observed that the Defendants would never stop trying to control SGRP and interfere with the Board and, for those reasons, he withdrew as a candidate for the Board. Kellar then agreed to postpone his retirement and remain on the Board, which was approved by the Governance Committee and subsequently approved by the Board over the objection of Bartels. Defendants taken action to remove and replace Kellar as a director by written consent.

E.           Termination of Agreements with SAS and SBS

31.     On May 7, 2018, the Company gave a termination notice to SAS regarding the SAS Agreement, effective July 31, 2018.

32.     On May 23, 2018, the Company gave notice to SBS that the Company would be terminating its relationship with SBS on or before August 15, 2018.

33.     SGRP has engaged independent third-party entities to provide the services previously provided by SAS and SBS, and SGRP expects to save a substantial amount of money as a result. This independent third-party is providing the same services that SBS provided for a net cost plus a fee of 1% of reimbursable expenses. SGRP believes that its net costs for Field Specialists for the six-month period ending June 30, 2018, could have been approximately $450,000 less if SGRP had engaged those Field Specialists during that period through that independent third-party vendor rather than SBS (or approximately $900,000 on an annualized basis).

34.     SGRP’s services agreement with SAS provided for reimbursement of approved expenses incurred by SAS in providing services to SGRP. Those services ceased on July, 31, 2018. However, Bartels continues to demand that SGRP reimburse various ongoing expenses of SAS, including its personnel expenses and office rent for several years, which are of no value or benefit to SGRP. While willing to consider reasonable reimbursements over a short period of time, SGRP has, with the support of the Audit Committee, refused to agree to reimburse most of those post-termination expenses.

35.     The actual termination of SBS’s services occurred on July 27, 2018. Even though SGRP has paid SBS for all services provided through that date, SBS notified SGRP that there may not be sufficient funds in their bank accounts to honor all payment checks they had sent to their Field Specialists. However, since SGRP had already deposited all Field Specialist payment reimbursements into the specific bank checking account designated by SBS for such payments, SGRP can only conclude that the Field Specialist payment reimbursements already made were used for other purposes. Brown continues to demand that SGRP fund all Field Specialist payment checks even though they were already reimbursed in advance to SBS.

F.            Brown’s Control of SBS Litigation Activity and its Effect on SGRP

36.     Under Brown’s control, SBS has historically classified and treated as independent contractors all of the Field Specialists engaged by SBS and provided to SGRP. Brown and his SBS team were responsible for this independent contractor structure, as well as legal compliance and documenting their independent contractor agreements and other engagement terms. The appropriateness of SBS’s classification and treatment of those Field Specialists as independent contractors has been subject to legal challenge (both currently and historically) by various individuals, states and others. SBS’s expenses incurred in the course of defending those challenges and other proceedings (led by Brown and his independent team) have historically been reimbursed by SGRP under SBS’s Prior Agreement after determination (on a case-by-case basis) that those defense expenses were costs of SBS providing services to SGRP. Because SBS is an independent company, Brown and SBS were responsible for defending these legal challenges to SBS’s independent contractor classifications.

37.     On June 30, 2014, Melissa Clothier filed suit against SBS and the Company in the Superior Court in Alameda County, California (the “Clothier Case”), in which Ms. Clothier asserted claims on behalf of herself and a putative class of similarly situated merchandisers in California who are or were classified as independent contractors at any time between July 16, 2008, and June 30, 2014. Ms. Clothier alleged that she and other class members were misclassified as independent contractors and that, as a result of this misclassification, the defendants improperly underpaid them in violation of various California minimum wage and overtime laws. Brown decided to aggressively litigate the Clothier Case to preserve SBS’s independent contractor model, solely for SBS’s benefit.

38.     The Clothier Case trial was bifurcated into substantive and damages phases. On September 9, 2016, the California Superior Court rendered its decision following the substantive trial and determined that the Field Specialists provided by SBS were employees and wrongly misclassified as independent contractors (the “Clothier Decision”).

39.     Brown and counsel for SBS briefed the Board on several occasions respecting the Clothier Decision and argued it was wrongly decided as a matter of law and would be overturned on appeal. However, in order to appeal the Clothier Decision, SBS would need to post a bond of 1.5 times the ultimate damage award, which was projected to be within the range of $11-$12 million. Brown and SBS were unwilling and unable to post a bond of that magnitude.

40.     SGRP retained counsel to provide an independent legal assessment of the Clothier Case. In light of that assessment, SGRP and the independent directors concluded that the Clothier Case was correctly decided, should have been settled rather than litigated, had little chance of a success on appeal, had the potential for damages that could be huge, and should be mediated before proceeding to the damages phase.

41.     Facing huge potential damages in the Clothier Case, SGRP chose to enter into mediation with the Clothier plaintiffs. SBS and Brown, playing with other people’s money (i.e., the Company’s), refused to participate unless SGRP bore the full cost of any settlement and Brown was given a leading role in the mediation. SGRP disagreed, insisting on Defendants’ and SBS’s economic participation. SGRP mediated the Clothier Case without Defendants or SBS and, on June 7, 2018, settled any potential obligation it might have in the Clothier Case for $1.3 million. Since SGRP has no further involvement in that case, SGRP stopped paying (as of June 7, 2018) for SBS’s legal expenses (defense and appeal) in the Clothier Case. Defendants continue to demand that those expenses be reimbursed by SGRP. SBS continues to face a potential damage award of between $11 million and $12 million.

42.     Additionally, amendments to California Labor Code Section 2810.3 that became effective on January 1, 2016 made it easier to find joint employer liability for those involved in employment misclassification and reporting, including the imposition of all responsibility and civil liability for all workers supplied by labor providers such as SBS. In light of this statutory change and the Clothier Decision, SGRP began transitioning to the use of its own employees as Field Specialists in California; a decision the Defendants continue to oppose.

43.     SGRP has refused to reimburse SBS for any judgment or similar amount (including any damages, settlement, or related tax, penalty, or interest) in any legal challenge or other proceeding against or involving SBS, nor has SGRP ever done so (other than in insignificant nuisance amounts). Indeed, SBS agreed to that in the signed amendment (dated as of November 2014) to its last written services agreement with SGRP, but Brown now disputes that amendment and argues for reimbursement or indemnification respecting any judgment against SBS.

G.           Brown’s Demand for Excessive “Retirement” Benefits

44.     Brown retired from the Board in May of 2018. In an email to Jack Partridge, Chairman of SGRP’s Compensation Committee, on June 27, 2018, Brown renewed his request for post-retirement compensation, fees, expenses, and benefits in excess of $300,000 per year (more than is paid to SGRP’s CEO) to act as a special consultant to the Board for planning, acquisitions, and taxes. The Compensation Committee declined. Brown also has suggested a stockholder-approved (i.e., Defendant-approved) pension plan for himself to achieve his desired results.

H.           SGRP’s Relationship With Affinity Insurance, Ltd.

45.     SAS is a member of Affinity Insurance, Ltd. (“Affinity”) and has purchased insurance coverage for workers’ compensation, casualty, and property insurance risk for itself, for SBS, and for SGRP based on informal arrangements between the parties, with the premiums paid or reimbursed by SGRP.

46.     Affinity also required payment of cash collateral deposits (“Cash Collateral”), as determined and from time to time re-determined (upward or downward) by Affinity. From 2013 through August 1, 2018, SAS deposited Cash Collateral with Affinity using direct and indirect advances from SGRP that now total $675,000. At the time, those Cash Collateral advances were not specifically disclosed to the Audit Committee or to the Board, as related-party transactions or otherwise, by Brown (then SGRP’s Executive Chairman) or Bartels (SGRP’s Vice Chairman then and now). The Cash Collateral advances were never approved by the Audit Committee or Board. At the time, Defendants were the sole owners and executives of SAS and SBS.

47.     Affinity from time to time may (in the case of a downward adjustment in periodic premiums or the Cash Collateral) make refunds, rebates, or other returns of periodic premiums and Cash Collateral deposits to SAS for the benefit of itself and SBS (as returned, “Affinity Returns”). SAS and SBS are obligated to pay the Affinity Returns to SGRP in repayment of the corresponding advances. SGRP believes that SBS and SAS will have limited operations after August 1, 2018, that the litigation and the financial difficulties likely to face SBS as a result are significant, and that, without adequate security, those circumstances put such repayments to SGRP at a material risk.

48.     Since November 2017, SGRP has been in negotiations with SBS and SAS, who have been represented by Brown and Bartels, respectively, for reimbursement and security agreements to document, confirm, and secure the aforementioned advances and repayment obligations totaling approximately $675,000. Although SBS and SAS orally accepted those agreements in principle, the negotiations have recently broken down over (i) Defendants’ refusal to allow fully perfected, first priority security interests in the Cash Collateral and SAS’s policies with and equity interests in Affinity, and (ii) Defendants’ demands, on behalf of SBS and SAS, for post-termination payments and offsets potentially larger than the amount of the Cash Collateral.

49.     Given the unwillingness of SBS and SAS to document, confirm, and secure those advances and repayment obligations, and given the resulting material risk of non-payment by them to SGRP, SGRP has recorded a reserve for the full $675,000 in such receivables in the second quarter of 2018. SGRP is exploring its legal options for recovering the Affinity Returns from SAS and SBS.

I.             Brown’s Demand for Reimbursement Related to Brazilian Acquisition

50.     In 2016, SGRP acquired SPAR Brasil Servicos de Merchandising e Tecnologia S.A. (“SPAR BSMT”), its Brazilian subsidiary, with the assistance of Brown and his nephew, Peter W. Brown. Brown used his private company, SPAR Infotech, Inc. (“Infotech”), and undisclosed Irish companies to structure the acquisition to support claimed “tax breaks” for Infotech while jeopardizing SGRP’s ability to control the consolidation of the Brazilian subsidiary.

51.     Brown also ran his alleged expenses associated with the transaction through Infotech, including large salary allocations for unauthorized personnel and claims for his “lost” “tax breaks.” He submitted his unauthorized and dubious “expenses” to SGRP, and the Audit Committee allowed approximately $50,000.00 of them (which were paid by SGRP) and disallowed approximately $150,000.00 of them. Brown has repeatedly sought payment of the disallowed expenses, and on August 4, 2018, counsel for Infotech (also counsel for SBS and Brown) sent SGRP a draft complaint for a proposed action by Infotech against SGRP in Westchester County, NY, seeking to obtain the disallowed expenses. On September 18, 2018, Infotech filed its complaint against SGRP in Westchester County, NY, seeking to obtain the previously disallowed unauthorized and dubious expenses now totaling approximately $190,000.

J.            Efforts to Protect Minority Stockholders from the Defendants

52.     In light of the termination of SGRP’s relationships with SAS and SBS, the increasing belligerence of Defendants, and the Defendants’ insistence that the Company’s cash be used to personally benefit the Defendants over the interests of the Company, the Board has taken certain measures to protect the Company and its minority stockholders.

53.     First, in April 2017, the Board formed a special subcommittee of the Audit Committee (the “Special Subcommittee”) to, inter alia, review the structure, documentation, fairness, conflicts, fidelity, appropriateness, and practices respecting SGRP’s related-party transactions. The Special Subcommittee thereafter engaged the services of Morrison Valuation & Forensic Services, LLC (“Morrison”), forensic accountants, to perform a third-party review of the related-party relationships and transactions (principally with SAS and SBS). Morrison’s review identified a number of inefficient transactions with related parties that were of limited business value to SGRP. SGRP promptly moved to address these issues. The Special Subcommittee also engaged separate counsel to address related-party issues and independent contract classification issues. The work of the Special Subcommittee remains ongoing.

54.     Second, the Board adopted, as of March 15, 2018, a Code of Ethical Conduct for its Directors, Executives, Officers, Employees, Consultants and other Representatives (the “Ethical Code”), replacing a prior ethical code adopted as of August 1, 2012. Among other things, the Ethical Code amended the definition of the terms “Approved Activity” and “Approved Affiliate Contract” to further restrict the ability of members of the Audit Committee or Board to approve transactions or contracts in which they have an interest, and expanded the definition of the term “Family Member” to include a broader array of family members, such as nephews (i.e., Peter W. Brown). A true and accurate copy of the Ethical Code is attached hereto as Exhibit A.

55.     Third, on July 5, 2018, the Board adopted the By-Laws, amending and restating prior by-laws dated March 15, 2018. Importantly, the Board added a new Section 3.11 to the By-Laws to ensure the independence of the Board. That provision provides in full:

Section 3.11. Majority of Independent Directors. Whether or not required by Applicable Law, a majority of the members of the Board shall be independent directors and free from any relationship that, in the opinion of both the Audit Committee and Governance Committee, would interfere with the exercise of his or her independent judgment as a member of that committee as if he or she were a member of that Committee (whether or not such a member) as provided in Section II(2) of their respective Committee Charters. Notwithstanding any provision of these By-Laws or any size of or limit on the number of Board members established in any resolution of the Board or its stockholders to the contrary, the Board size shall be automatically expanded to accommodate each additional independent director needed to satisfy this majority requirement.

True and correct copies of the By-Laws, as amended through July 5, 2018, and filed with the SEC, are attached hereto as Exhibit B.

56.     Additionally, Defendants, SAS, and SBS are all related parties, and material transactions between them and SGRP require Audit Committee approval under Section 2.1 of its Charter and under items 404(b) and 407 of Regulation S-K (17 C.F.R. §§ 229.404 and 229.407), Nasdaq Listing Rule 5630 and Section 144(a) of the DGCL. A true and correct copy of the Charter of the Audit Committee is attached hereto as Exhibit C.

57.     Accordingly, SGRP advised SBS that SGRP would continue to review and decide (through the Audit Committee) the propriety of each request by SBS for reimbursement of its legal defense expenses (including appeals) on a case-by-case basis in its discretion, including the relative costs and benefits to SGRP. Brown disagreed, stating that SBS and Brown should have exclusive authority to determine the expenses that were in the best interest of SGRP, and SGRP was bound to reimburse them without question, which sgrp and the Audit Committee strongly disputed.

K.           Defendants Move to Seize Managerial Control of SGRP from the Board

58.     Unhappy that SGRP had found better deals by entering into services arrangements with unrelated third parties to provide the Field Specialists and Field Administrators, faced with the prospect of no longer being able to funnel money from SGRP to other entities under their control, smarting from the Compensation Committee’s denial of Brown’s demand for an exorbitant “retirement” package, and in response to SGRP’s investigation of Defendants’ significant related-party self-dealing activities, Defendants took a series of actions to seize managerial control of SGRP from the Board, which activities would benefit themselves at the expense of SGRP and the other stockholders.

59.     On June 29, 2018, Defendants, who together hold at least 59% of SGRP’s outstanding common stock, delivered a written consent in lieu of a meeting of stockholders to SGRP (the “First Consent”). A true and accurate copy of the First Consent is attached hereto as Exhibit D.

60.     On July 5, 2018, SGRP received an additional counterpart written consent from Cede & Co. representing approximately one million (1,000,000) shares of SGRP’s common stock (the “Second Consent”), which amount is included in Defendants’ combined ownership noted above. A true and correct copy of the Second Consent is attached hereto as Exhibit E.

61.     The First Consent and Second Consent were unilaterally executed resolutions approving (i) the appointment of Mayer as a director of SGRP and (ii) the removal of Kellar. Those consents could only become effective after all notices, filings, and other conditions under applicable law had been satisfied.

62.     When stockholders take action by less than unanimous consent, the SEC requires use of an information statement containing extensive governance information substantially the same as for a proxy statement. SGRP filed such a preliminary information statement (the “Preliminary Information Statement”) on July 31, 2018, respecting the First Consent and Second Consent, which included the required corporate governance disclosures. A true and accurate copy of the Preliminary Information Statement, as filed with the SEC, is attached hereto as Exhibit F.

63.     Mr. Mayer was not nominated, appointed, or endorsed by the Board or Governance Committee. He had no support in the Governance Committee, and he was never reported out of it to the Board for consideration. Although Defendants asked the Governance Committee to consider Mr. Mayer as a potential Board candidate in order to add unspecified legal expertise to the Board, the Governance Committee determined after extensive deliberations that Mr. Mayer’s limited legal experience was in unrelated areas and was far from recent. The Governance Committee further determined that Mr. Mayer does not satisfy any of the SGRP nomination standards for a director and cannot be considered an independent director because he was unilaterally appointed by Defendants.

64.     On August 6, 2018, Defendants each filed an amended Schedule 13D with the SEC (the “SEC Filings”). True and accurate copies of the SEC Filings are attached hereto as Exhibit G.

65.     In the SEC Filings, Defendants acknowledge that they “may be deemed to comprise a ‘group’ within the meaning of [the Securities Exchange Act of 1934]” and “may act in concert … with respect to certain matters,” including the proposed bylaw amendments at issue in this case.

66.     In the SEC Filings, Defendants describe a number of amendments and additions to the By-Laws which Defendants endorsed, as a controlling stockholder group, by written consent (in the Third Consent, defined below). The proposed changes to SGRP’s bylaws (the “Proposed Amendments”) are described as follows:

(i)

Add new Section 3.12 to the by-laws providing that the Board shall not take any of the following actions (or delegate its authority, or enter into any agreement, to take such actions) without the approval of at least 75% of the directors then in office (“Supermajority Approval”) at a meeting for which 20 business days prior notice was given to all directors stating the purpose thereof: (i) issue, transfer or sell more than 500,000 shares of Common Stock (or securities convertible into or exercisable or exchangeable for 500,000 shares of Common Stock) in one or a series of related transactions; (ii) authorize, issue, transfer or sell shares of preferred stock or any security convertible into or exercisable or exchangeable for preferred stock; (iii) declare any dividend on the shares of capital stock of the Company (other than solely cash dividends); (iv) amend, restate, repeal or replace the by-laws, as amended by the By-law Amendments, or adopt, amend or restate new by-laws, in whole or in part; or (v) form or authorize any Board committee, expand the authority of any Board committee, appoint or remove a director from any Board committee or authorize any Board committee to create a sub-committee provided that the foregoing shall not modify or eliminate any currently existing Board committees or authority thereof. Under new Section 3.12, no committee of the Board may exercise the power or authority of the Board with respect to any actions that require Supermajority Approval.

(ii)

Amend Section 3.01 to fix the size of the Board at a total of seven directors and provide that future changes to the Board’s size shall be fixed from time to time exclusively by the stockholders of the Company (except as provided in amended Section 3.11).

(iii)

Amend Section 3.04 of the by-laws to provide that any vacancy or newly created directorship occurring for any reason, with the exception of death and directors appointed in accordance with amended Section 3.11, will be filled exclusively by a vote of the Company’s stockholders.

(iv)

Amend Section 3.11 of the by-laws to delete the requirement that a majority of the Board be independent directors whether or not required by applicable law and to add new language providing that the Board may increase the size of the Board from time to time and fill the resulting newly created directorships but only to appoint to the Board a nominee (including without limitation a nominee who is “independent” for purposes of applicable law) who is approved in advance by the holders of a majority of the outstanding Common Stock (emphasis added).

(v)

Amend the advance notice provision in Section 2.11(b) of the by-laws to provide that, for any business, director nominee or proposal to be properly brought before an annual meeting by a stockholder, notice of such business, nominee or proposal must be delivered to the Company not later than the 60th day prior to the first anniversary of the preceding year’s annual meeting, assuming the date of the annual meeting is not more than 30 days before or after such anniversary date. Under the current by-laws any such notice would need to be delivered no less than 120 calendar days prior to the first anniversary of the date the proxy statement for the prior year’s annual meeting was released to stockholders.

(vi)	Provide in Section 3.05(c) of the by-laws that any notice of a special meeting of the Board must state the date, time and a description of the business to be transacted at such meeting.

(vii)

Add a forum selection provision in new Section 10.09 of the by-laws establishing the Court of Chancery of the State of Delaware (the “Chancery Court”) (or if such court does not have jurisdiction, the Superior Court of the State of Delaware, or if such other court does not have jurisdiction, the U.S. District Court for the District of Delaware) for all claims, including claims in the right of the Company, (i) that are based upon a violation of a duty of a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law (“DGCL”) confers jurisdiction upon the Chancery Court, unless the Company (exclusively by Supermajority Approval) consents in writing to the selection of an alternative forum.

(viii)

Amend Sections 3.06(c) and 4.06(c) of the by-laws regarding the required vote for actions taken at Board and Board committee meetings and Section 8.01 of the by-laws regarding record dates. These amendments make these sections consistent with the relevant provisions of the DGCL.

Id.

67.     On August 8, 2018, SGRP received an additional written consent unilaterally executed by the Defendants (the “Third Consent,” and together with the First Consent and Second Consent, the “Written Consents”), pursuant to which the Defendants unilaterally resolved to enact the Proposed Amendments. A true and accurate copy of the Third Consent is attached hereto as Exhibit H.

68.     The Proposed Amendments would only become effective after all notices, filings, and other conditions under applicable law have been satisfied.

69.     The Proposed Amendments would have made material changes in SGRP’s corporate governance and rendered inaccurate the required corporate governance disclosures in the Preliminary Information Statement. Consequently, the Preliminary Information Statement filed with the SEC on July 31, 2018 could not become definitive nor could it be mailed to all stockholders.

70.     The Proposed Amendments were prepared by the Defendants and their own counsel and were not submitted to, discussed with, or considered or approved, and have not been supported or endorsed, by the Board or its Governance Committee.

71.     The Governance Committee believes that the Proposed Amendments (among other things):

(i) weaken the independence of the Board through new supermajority requirements (because two of the non-independent directors can block Board actions and thus potentially reduce the representation of the minority stockholders);

(ii) eliminate the Board’s independent majority requirement;

(iii) eliminate the Board’s ability to change Board size and make such size changes subject to the prior approval of the holders of a majority of the outstanding common stock (i.e., the Defendants);

(iv) subject various normal Board functions respecting vacancies to the prior approval of the holders of a majority of the outstanding common stock (i.e., the Defendants); and

(v) permit comparatively last-minute submissions of stockholder proposals (60 days, instead of approximately 6 months, before the annual meeting) intended to be raised at an annual meeting of stockholders (and thus potentially delaying and increasing the costs of SGRP’s proxy statement and annual stockholders’ meeting).

72.     The changes sought to be made by the Defendants in their Proposed Amendments effectively block the declared determination and intention of the Board to increase the Board size to nine and add two new independent directors to maintain majority independence for the Board. As a result of the Defendants’ proposed actions, the Board would continue to lack a majority of independent directors and may face compliance issues with Nasdaq. In fact, Nasdasq has already contacted SGRP to confirm that Mayer had not yet been seated and that SGRP’s Board continued and would continue to have a majority of independent directors.

73.     Through Defendants actions in the Clothier Case (see ¶¶ 21-22, supra) and respecting the Affinity Cash Collateral (see ¶¶ 24-25, supra), SGRP incurred an additional loss of approximately $2 million for the quarter and six month period ending June 30, 2018. With control of the Board, Defendants will be in a position to try to indemnify themselves against future judgments in Clothier and other cases, which SGRP likely could not afford.

74.     The Proposed Amendments and other Board changes would effectively gut the critical role of an independent Board and Audit Committee to review, investigate, and approve reasonable, proper expenditures sought in related-party transactions. The Brazilian “expense” reimbursement (see ¶¶ 50-51, supra) and additional Clothier Case defense expenses (see ¶¶ 36-43, supra) could alone cost SGRP another $500,000 this year if Defendants gain control of the Board. With that control, the Defendants could also require the approval of the exorbitant Brown “retirement” package (see ¶ 44, supra) and SAS and SBS post-termination expenses currently requested (see ¶¶  31-35, supra), which in the aggregate could cost SGRP over $400,000 per year. Finally, with that control, the Defendants could also require that SGRP again use related parties like SAS and SBS to provide its domestic Field Administrators and Field Specialists (see ¶¶ 14-27, supra), which if on the same terms as before could cost SGRP an additional $900,000 per year. All of those unnecessary expenses would seriously and negatively impact SGRP’s profitability and financial condition, as well as its relationships with its banks, other vendors, and customers.

75.     The unilateral appointment of Mayer and the Proposed Amendments appear to be only the opening salvo in the Defendants’ efforts to consolidate their control over SGRP in order to use its cash to line their own pockets. On or about August 31, 2018, Bartels contacted Mr. Drogue, Chairman of the Board, asking the Board to remove another Independent Director—in particular they wanted removal of McCarthey as Chairman of the Audit Committee. McCarthey and Kellar are the Board's only independent directors who have been determined to be financial experts. Item 407(d)(5) of Regulation S-K (17 C.F.R. § 229.407) requires that there be at least one financial expert on the Audit Committee, and without McCarthey and Kellar on the Board and Audit Committee there would be none. When asked if the Defendants would be filing another written consent to remove McCarthey, Bartels replied: “Not yet.”

Count I

DECLARATORY JUDGMENT REGARDING PROPOSED AMENDMENTS UNDER 10 DEL. C. §§ 6501, et. seq., AND 8 DEL. C. § 111

76.     The allegations set forth in the preceding paragraphs are incorporated by reference as though set forth in full herein.

77.     The Court of Chancery is empowered to grant the relief requested herein pursuant to 10 Del. C. §§ 6501, et. seq., and 8 Del. C. § 111, and this matter is ripe for adjudication. A justiciable controversy exists between the Company and the Defendants regarding, inter alia, the validity of the Proposed Amendments.

78.     The Proposed Amendments have the purpose and effect of preventing the Board from performing its responsibilities to manage the business and affairs of the Company, as provided in Section 141 of the DGCL, and discharging its fiduciary duties to the Company and all of its stockholders. Specifically, the Proposed Amendments eliminate the independence of the Board and make the Board, the Company, and its minority stockholders captive to the will of the Defendants.

79.     The purpose of Defendants’ appointment of Mayer and the Proposed Amendments is to entrench Defendants’ control over the Board and the Company so that they can divert the Company’s resources into their own pockets through invalid reimbursement claims by SBS and SAS, the improper retention of the Cash Collateral advanced by SPRG to SAS, an exorbitant “retirement” package for Brown, and invalid reimbursement to Brown’s company Infotech of the previously disallowed unauthorized and dubious expenses related to the acquisition of SPAR BSMT, among other efforts by Defendants to line their pockets with Company cash.

80.     In these circumstances, the Proposed Amendments are unreasonable and constitute the inequitable manipulation of the Company by controlling stockholders, who owe a fiduciary duty of loyalty to the Company and its minority stockholders.

81.     The Defendants have exercised their control over the Company with complete disregard for the interests of the Company and its minority stockholders, placing their own interests above those of the Company.

82.     The Defendants have acted in bad faith by unilaterally appointing Mayer and adopting the Proposed Amendments in order to entrench their control over the Company and allow them to use the Company’s assets as their own.

83.     The Proposed Amendments are an abuse of Defendants’ control over the Company and are void or voidable and should be given no effect.

84.     SGRP is therefore entitled to a declaration that the Proposed Amendments are invalid, against public policy, and would be void ab initio if enacted.

85.     Any further action by the Defendants to remove or attempt to remove any independent director, to further weaken the independence of SGRP’s Board, or to circumvent or interfere with the duties of SGRP’s Audit Committee, Compensation Committee, Governance Committee or Special Committee regarding (among other things) related-party matters, director qualifications and nominations and corporate governance would be invalid and against public policy, and any further By-Law amendments executed for those purposes would be void ab initio.

86.     SGRP has no adequate remedy at law.

Count II

BREACH OF DUTY OF LOYALTY

87.     The allegations set forth in the preceding paragraphs are incorporated by reference as though set forth in full herein.

88.     Defendants owe the Company and its minority stockholders a duty of loyalty, implicit in which is the duty to act in good faith.

89.     By seeking to amend the By-Laws and entrench their control over the Company so that they can divert Company resources to themselves, Defendants have breached the duty of loyalty they owe to the Company and its minority stockholders.

COUNT III

CONSPIRACY

90.     The allegations set forth in the preceding paragraphs are incorporated by reference as though set forth in full herein.

91.     The Defendants have represented themselves, in their own SEC Filings, as a controlling group of stockholders working in concert.

92.     As an officer and director of the Company, Bartels owes a fiduciary duty of loyalty to the Company and its minority stockholders. Additionally, as controlling stockholders, Brown and Bartels each owe a fiduciary duty of loyalty to the Company and its minority stockholders.

93.     The Defendants have conspired to entrench their control over the Company, strip the Board of its independence, misappropriate Company assets for their own personal benefit, and harm the Company and its minority stockholders, in breach of the fiduciary duty of loyalty they owe to the Company and its minority stockholders.

94.     The conduct of Bartels and Brown, individually, is attributable to both Defendants as co-conspirators.

COUNT IV

INJUNCTIVE RELIEF

95.     The allegations set forth in the preceding paragraphs are incorporated by reference as though set forth in full herein.

96.     SGRP and its minority stockholders will suffer immediate, irreparable injury in the event that the Proposed Amendments are allowed to stand, as the Proposed Amendments will have the effect, among other things, of improperly restricting the Board’s ability to manage the business and affairs of SGRP independent from the control of the Defendants, who are acting solely for their own benefit.

97.     Any inconvenience or injury to Defendants resulting from the issuance of injunctive relief—and SGRP submits that there is none—is outweighed by the injury to SGRP in the event that Defendants are permitted to enact the Proposed Amendments.

98.     The balance of equities weighs in SGRP’s favor.

99.     SGRP is likely to succeed on the merits because the Proposed Amendments are inequitable and, therefore, void or voidable.

100.     The issuance of injunctive relief will not adversely affect the public interest. To the contrary, it will protect the interests of SGRP, SGRP’s minority stockholders and the interests of other members of the public who may wish to become stockholders in SGRP.

101.     SGRP has no adequate remedy at law.

102.     SGRP is entitled to a permanent injunction enjoining the Defendants from enacting or attempting to enact the Proposed Amendments or taking any other action in order to entrench their control over the Board and the Company in order to further their own personal interests, including, but not limited to, diverting Company resources to Defendants for their personal benefit.

PRAYER FOR RELIEF

WHEREFORE, SGRP respectfully requests that this Court enter an order:

(a)     Declaring that the Proposed Amendments are invalid and would be void ab initio if enacted;

(b)     Finding that Defendants have breached the duty of loyalty they owe to the Company;

(c)     Finding that the Defendants have conspired to breach the duty of loyalty each owes to the Company;

(d)     Issuing a permanent injunction enjoining Defendants from enacting or attempting to enact any consent or taking any other action: (i) approving or implementing any related party transactions or related party payments not approved by a majority of the independent directors sitting on the Audit Committee; (ii) requiring or limiting the use of particular vendors or personnel or setting standards having such an effect; or (iii) otherwise interfering with the business or operations of SGRP and its subsidiaries or the Board’s management of the Company.

(e)     Issuing a permanent injunction enjoining Defendants from enacting or attempting to enact the Proposed Amendments or making any other change to the July 5, 2018, By-Laws or any Committee Charter (which are part of the By-Laws under its terms), removing or attempting to remove any independent director(s), taking or attempting to take any other action to weaken or attempt to weaken the independence of SGRP’s Board or any of its Committees, or taking any or attempting to take any other action to circumvent or interfere with the duties of SGRP’s Audit Committee regarding related-party matters or SGRP’s Board and Governance Committee regarding director selections, qualifications or nominations, board size, vacancies, Committee assignments and independent director majorities;

(f)     Awarding SGRP its attorneys’ fees and costs incurred in this action; and

(g)     Awarding SGRP such other and further relief as the Court deems equitable.

COLE SCHOTZ P.C.

Michael F. Bonkowski (No. 2219)
Nicholas J. Brannick (No. 5721)
Bradley P. Lehman (No. 5921)
500 Delaware Avenue, Suite 1410
Wilmington, DE 19801
(302) 651-2002 (Phone)
(302) 574-2102 (Fax)
mbonkowski@coleschotz.com
nbrannick@coleschotz.com
blehman@coleschotz.com

Counsel for Plaintiff,
SPAR Group, Inc.

Dated: September 21, 2018